Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Third Quarter 2007 and Year-To-Date Financial Results,
Quarterly Cash Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) – October 25, 2007 – LSB Corporation (NASDAQ-LSBX) (the “Corporation” or the “Company”) today announced third quarter 2007 net income of $1.0 million, or $0.22 per diluted share, as compared to net income of $808,000, or $0.18 per diluted share, for the third quarter of 2006. Net income for the nine months ended September 30, 2007, totaled $2.6 million, or $0.57 per diluted share, as compared to a net loss of $874,000, or $0.19 per diluted share, for the year-to-date period ended September 30, 2006.
The largest factors in the year-to-date results for 2006 were the balance sheet restructuring whereby $80 million of investments were sold at a pre-tax loss of $2.4 million (after-tax charge of $1.6 million, or $0.35 per diluted share) accompanied by other costs incurred in 2006 relating to the name change of the Company’s subsidiary bank to River Bank and former employee severance payments; the combination of which totaled approximately $1.2 million on a pre-tax basis (after-tax charge of $780,000, or $0.17 per diluted share).
The improved results in the third quarter of 2007 resulted from settlement gains of $357,000 recorded in connection with the pension termination announced in October 2006. The pre-tax gain is due to the reversal of the accrued pension liability. Partially offsetting the settlement gains, the Company recorded a provision for loan losses of $250,000 in the third quarter of 2007, or approximately $100,000 higher than the second quarter of 2007. The increases in the provision for loan losses in both quarters are primarily due to the continued, sustained corporate loan growth.
The Company’s net interest margin increased from 2.67% in the first nine months of 2006 to 2.78% for the comparable period in 2007. This increase reflects the Company’s continued success in generating new loan growth and replacing maturing investments with higher-yielding loans. However, the Company expects that the current interest rate environment will continue to exert pressures on its deposit and borrowing costs, which may decrease the Company’s net interest margin in future periods.
Total assets increased $66.2 million from December 31, 2006 to $609.1 million as of September 30, 2007. The increase in 2007 reflected the strong loan growth since year end 2006, partially offset by a decline in the investment portfolio from December 31, 2006.
Total loans of $349.3 million as of September 30, 2007 increased $61.1 million from December 31, 2006. The increase was primarily in the corporate loan portfolio. As of September 30, 2007, non-performing loans equaled 0.10% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.36% as compared to 0.37% and 1.50%, respectively, as of December 31, 2006.
Total deposits increased $31.0 million from December 31, 2006 and totaled $326.6 million as of September 30, 2007. Due to aggressive promotional campaigns targeting new customers, certificates of deposit increased 24.3% from December 31, 2006. Money market investment accounts and NOW accounts increased modestly offset by decreases in savings accounts and demand deposit accounts. Brokered certificates of deposit totaled $5.5 million at

September 30, 2007. Total borrowed funds increased during the first nine months of 2007 by $34.9 million or 18.9% and totaled $219.6 million as of September 30, 2007.
President and CEO Gerald T. Mulligan stated, “I am pleased by the 27% increase in the corporate loan growth which has been achieved without a diminution in credit quality. In light of recent evidence of asset quality concerns at other financial institutions, we have maintained a high allowance coverage ratio of 1.36% of all loans.”
The Company also announced today a quarterly cash dividend of $0.14 to be paid on November 23, 2007 to shareholders of record as of November 8, 2007. This dividend represents a 3.49% annualized dividend yield based on the closing stock price of $16.04 on September 30, 2007.
Under the previously approved common stock repurchase program, the Company has repurchased approximately 60,000 shares of the Company’s outstanding common stock since the program’s inception. The timing and amount of future stock repurchases will depend upon market conditions, securities law limitations and other corporate considerations; the Company has placed no deadline on the duration of the repurchase program.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.
LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Nine months ended
(At or for the periods ending)	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006

Performance ratios (annualized):
Efficiency ratio	65.91%	66.86%	67.40%	89.28%
Return on average assets	0.69%	0.62%	0.62%	(0.22%)
Return on average stockholders equity	7.06%	5.83%	6.03%	(2.04%)
Net interest margin	2.66%	2.86%	2.78%	2.67%
Interest rate spread (int. bearing only)	2.16%	2.33%	2.23%	2.23%

Dividends paid per share during period	$0.14	$0.14	$0.42	$0.42

(At)	Sept. 30, 2007	Dec. 31, 2006	Sept. 30, 2006

Capital Ratio:
Stockholders equity to total assets	9.67%	10.78%	10.95%
Leverage ratio	10.02%	11.18%	11.35%

Risk Based Capital Ratio:
Tier one	13.99%	15.73%	17.05%
Total risk based	15.11%	16.86%	18.26%

Asset Quality:
Allowance for loan losses as a percent of total loans	1.36%	1.50%	1.59%
Non-performing loans as a percent of total loans	0.10%	0.37%	0.43%

Per Share Data:
Book value per share	$12.94	$12.74	$12.49
Tangible book value per share (excludes accumulated other comp. loss)	$13.16	$13.05	$12.94
Market value per share	$16.04	$16.57	$17.00
LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Sept. 30, 2007	Dec. 31, 2006	Sept. 30, 2006

Retail loans	$98,995	$91,190	$88,094
Corporate loans	250,311	196,973	176,492

Total loans	349,306	288,163	264,586

Allowance for loan losses	(4,763)	(4,309)	(4,214)

Investments available for sale	215,747	218,682	228,384
FHLB stock	10,185	10,046	9,347

Total investments	225,932	228,728	237,731
Federal funds sold	10,294	11,871	2,354
Other assets	28,368	18,512	21,128

Total assets	$609,137	$542,965	$521,585

Deposits	$326,617	$295,662	$301,810
Borrowed funds	219,649	184,782	157,377
Other liabilities	3,967	3,990	5,286

Total liabilities	550,233	484,434	464,473

Common stock	456	459	457
Additional paid-in capital	60,830	61,578	61,190
Retained earnings (loss)	(1,392)	(2,090)	(2,449)
Accumulated other comprehensive loss	(990)	(1,416)	(2,086)

Total stockholders’ equity	58,904	58,531	57,112

Total liabilities and stockholders’ equity	$609,137	$542,965	$521,585

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
(For the period ended)	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006

Interest income	$9,100	$7,553	$25,704	$21,135
Interest expense	5,262	3,924	14,249	10,908

Net interest income	3,838	3,629	11,455	10,227
Provision for loan losses	250	30	465	60

Net interest income after provision for loan losses	3,588	3,599	10,990	10,167
Loss on sale of investments	—	—	—	(2,417)
Settlement gains on pension	357	—	357	—
Other non-interest income	568	327	1,356	999
Salary & employee benefits expense	1,718	1,656	5,098	5,660
Other non-interest expense	1,186	989	3,537	4,357

Total non-interest expense	2,904	2,645	8,635	10,017
Net income (loss) before income taxes	1,609	1,281	4,068	(1,268)
Income tax expense (benefit)	577	473	1,440	(394)

Net income (loss)	$1,032	$808	$2,628	$(874)

Basic earnings (loss) per share	$0.23	$0.18	$0.57	$(0.19)

Diluted earnings (loss) per share	$0.22	$0.18	$0.57	$(0.19)
End of period shares outstanding	4,550,961	4,573,117	4,550,961	4,573,117
Average shares outstanding:
Basic	4,573,371	4,559,260	4,591,186	4,531,934
Diluted	4,599,329	4,597,383	4,619,416	4,581,190